Exhibit 99.1

Patrick Spence Joins Snap Inc. Board of Directors

SANTA MONICA, Calif— Snap Inc. (NYSE: SNAP) announced today that Patrick Spence, Chief Executive Officer and member of the board of directors of Sonos, Inc. (NASDAQ: SONO), has been appointed to the company’s board of directors, effective as of September 14, 2023.

“We are excited to welcome Patrick to Snap’s board and we are grateful for the opportunity to benefit from his extensive experience building innovative products,” said Evan Spiegel, co-founder and Chief Executive Officer of Snap Inc.

“Patrick brings a wealth of experience and expertise to Snap,” said Michael Lynton, Chairperson of the board of directors of Snap Inc. “We look forward to benefiting from his unique perspective and insights in the years to come.”

“I’m thrilled to join the Snap board and collaborate with Evan, Michael, and my fellow directors to help Snap drive its business forward,” said Spence. “Snap has a proven ability to innovate at the highest level, and I look forward to working with the team.”

Mr. Spence has served as Chief Executive Officer and member of the board of directors of Sonos, Inc. since January 2017. Prior to joining Sonos, Mr. Spence spent 14 years at Research In Motion Limited, a consumer electronics company and the developer of the BlackBerry device, in a variety of senior roles, including most recently as the Senior Vice President and Managing Director of Global Sales and Regional Marketing. Mr. Spence holds a BA in business administration from the Ivey Business School at the University of Western Ontario.

About Snap Inc.

Snap Inc. is a technology company. We believe the camera presents the greatest opportunity to improve the way people live and communicate. We contribute to human progress by empowering people to express themselves, live in the moment, learn about the world, and have fun together. For more information, visit snap.com.

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